Exhibit 99.1

Socket Mobile Reports First Quarter Revenue Growth and Profitable Operating Results

NEWARK, Calif., – April 24, 2019 – Socket Mobile, Inc. (NASDAQ: SCKT), a leading innovator of data capture and delivery solutions for enhanced productivity, today reported revenue growth and profitable operating results for the first quarter ended March 31, 2019.

Revenue for the first quarter of 2019 was $4.6 million, a 16 percent increase compared to revenue of $4.0 million for the same quarter a year ago and an increase of 12 percent compared to the previous quarter’s revenue of $4.1 million.

Gross profit margins for both the first quarter of 2019 and 2018 were 51.8 percent. Gross profit margins were 50.3 percent in the immediately preceding quarter.

Operating expenses for both the first quarter of 2019 and 2018 were $2.35 million. Operating expenses for the immediately preceding quarter were $2.2 million.

Net income for the first quarter of 2019 was $12,000, or $0.00 per share, compared to a net loss of ($225,000), or ($0.03) per share, in the same quarter a year ago and compared to a net loss of ($163,000) in the immediately preceding quarter. EBITDA (earnings before interest, taxes, depreciation and amortization) was $269,000, or $0.05 per share in the first quarter of 2019 compared to a loss of ($82,000) or ($0.01 per share) in the first quarter a year ago and to $117,000 or $0.02 per share in the immediately preceding quarter.

Kevin Mills, president and chief executive officer, commented, “We are pleased to return to profitability. Growth in sales of our cordless barcode scanners continues to be driven by the deployment of business applications that require barcode scanning, with mobile point of sale (mPOS) continuing to be the primary growth driver. mPOS remains a large and underserved small business market and is increasingly being addressed by mPOS software applications running on iPad and Android tablets. We are also experiencing growth in mobile applications for commercial services, transportation and health care.

“Our SocketScan product refresh transition is essentially complete and our new products are being well accepted. Our units sold have increased in Q1 over 20 percent over the same quarter a year ago. Our new SocketScan products offer improved performance at similar or lower pricing. With our newest products readily available, we are well positioned to support the data capture needs of the growing mobile applications markets.

“We continue to strengthen our application developer tools, enabling easy installation of our advanced data capture software into applications running on Apple, Android or Windows mobile platforms.

“We’ve updated our SocketCare Extended Warranty program to provide cost effective extensions of our standard warranty for three or five years and coverage against accidental breakage.

“Our new hardware products and developer tools enable us to sustain a strong leadership position in companion scanning”, Mills concluded.

Conference Call

Management of Socket Mobile will hold a conference call and webcast today at 2 PM Pacific (5 PM Eastern) to discuss the quarterly results and outlook for the future. The dial-in number to access the call from the U.S. is (888) 424-8151 using passcode 7920004. From international locations, obtain the local dial-in number through your web browser at http://web.meetme.net/r.aspx?p=11&a=UUnKpgnTkpnMWq

A live and replay audio webcast of the conference call can be accessed through a link on Socket Mobile's website at https://www.socketmobile.com/about-us/investor-relations/conference-calls-financial-conferences

About Socket Mobile:
Socket Mobile is a leading provider of data capture and delivery solutions for enhanced productivity in workforce mobilization. Socket Mobile’s revenue is primarily driven by the deployment of third party barcode enabled mobile applications that integrate Socket Mobile’s cordless barcode scanners and contactless reader/writers. Mobile Applications servicing the specialty retailer, field service, transportation, and manufacturing markets are the primary revenue drivers. Socket Mobile has a network of thousands of developers who use its software developer tools to add sophisticated data capture to their mobile applications. Socket Mobile is headquartered in Newark, Calif. and can be reached at +1-510-933-3000 or www.socketmobile.com. Follow Socket Mobile on Facebook and Twitter @socketmobile and subscribe to SocketTalk  the company’s official blog.

Socket Mobile Investor Contact:
David Dunlap
Chief Financial Officer
510-933-3035
dave@socketmobile.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding new mobile computer and data collection products, including details on the timing, distribution and market acceptance of the products, and statements predicting trends, sales and market conditions and opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk that our new products may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our application partners and current distribution channels may choose not to distribute the new products or may not be successful in doing so, the risk that acceptance of our new products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket, the Socket logo, DuraScan and SocketScan are registered trademarks of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners.

© 2019, Socket Mobile, Inc. All rights reserved.

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Socket Mobile, Inc.

Summary Statements of Operations (Unaudited)

(Amounts in Thousands except per share amounts and percentages)

	Three months ended March 31,
	2019		2018
Revenue		$4,629		$3,981
Cost of revenue		2,229		1,917
Gross profit		2,400		2,064
Gross profit margin percent		51.8%		51.8%
Research & development		894		947
Sales & marketing		756		738
General & administrative		703		664
Total operating expenses		2,353		2,349
Operating Income (Loss)		47		(285)
Interest (expense), net		(28)		(20)
Deferred income tax benefit (expense)		(7)		80
Net income (loss)		$12		$(225)
Net income (loss) per share: Basic Fully Diluted	$ $	0.00 0.00	$ $	(0.03) (0.03)
Weighted average shares outstanding: Basic Fully Diluted		5,940 6,134		6,744 6,744

Reconciliation of GAAP Net Income (Loss) to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (Unaudited)

	Three months ended March 31,
	2019	2018
Net income (loss) GAAP	$12	$(225)
Interest expense (income), net	28	20
Deferred Income tax expense (benefit)	7	(80)
Depreciation and amortization	100	91
Stock compensation expense	122	112
Net income (loss) EBITDA	$269	$(82)

Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	March 31, 2019 (Unaudited)	December 31, 2018*
Cash	$929	$1,085
Accounts receivable	2,964	2,367
Inventories	2,496	2,272
Deferred costs on shipments to distributors	196	165
Other current assets	368	308
Property and equipment, net	699	689
Goodwill	4,427	4,427
Deferred tax assets	5,774	5,781
Operating lease capitalized	1,186	1,266
Other assets	226	237
Total assets	$19,265	$18,597
Accounts payable and accrued liabilities	$2,228	$2,046
Bank line of credit	1,796	1,317
Term loan	708	833
Deferred revenue on shipments to distributors	465	397
Deferred service revenue	88	65
Operating lease liabilities	1,422	1,511
Other liabilities	20	23
Total liabilities	6,727	6,192
Common stock	60,651	60,530
Accumulated deficit	(48,113)	(48,125)
Total equity	12,538	12,405
Total liabilities and equity	$19,265	$18,597

*Derived from audited financial statements.

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